Exhibit 99.14

BAIDU.COM, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1.	Summary

This Code of Business Conduct and Ethics (the “Code”) applies to all of the employees, officers, advisors and directors of Baidu.com, Inc., a company incorporated in the Cayman Islands, its subsidiaries and/or affiliated entities (collectively, the “Company”), whether such person works for the Company on a full-time, part-time, consultative, or temporary basis (each, an “Employee” and collectively, the “Employees”).

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. To the extent this Code requires higher standards than those required by commercial practice or applicable laws, rules or regulations, the Company adheres to these higher standards.

2.	Guidelines

This Code is designed to deter wrongdoing and to promote:

•	compliance with applicable governmental laws, rules and regulations;

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

•	full, fair, accurate and timely disclosure in reports and documents that the Company will file with, or submit to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company.

This Code shall be implemented at all levels of hierarchy of the Company. All Employees are responsible for being aware of, adhering to and ensuring that others abide by the Code.

3.	Applicable Laws, Regulations and Policies

Each Employee has an obligation to comply with the laws of the cities, provinces, regions and countries in which the Company operates. This includes, without limitation, laws covering securities, labor, employment, commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, offering or receiving gratuities, employment harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. Employees are expected to understand and comply with all laws, rules and regulations that apply to their respective positions at the Company.

Each Employee shall immediately report to the Company in accordance with the Whistleblower Rules and Procedures, as stipulated in Section 10 of this Code, any violations of the applicable laws and regulations as well as of any provisions of the Code.

If any doubt exists about whether a course of action is lawful or in compliance with the Company’s policies, the Employee should seek advice immediately from his/her departmental head, HR director, the Company’s in-house lawyers or CEO to avoid any possible violations. Failure to do so constitutes a violation of the Code.

4.	Employment Practices

4.1	Observing Applicable Employment Laws and Agreements

The Company observes fair employment practices in every aspect of its business. The following is intended to be a summary of the Company’s employment practices. The Employees must comply with all applicable labor and employment laws and employment agreements entered into between the Company and Employees. If there is any conflict between the applicable law and this Code, the applicable law prevails.

4.2	Working Environment

The Company is dedicated to creating a high-quality working environment under which Employees respect and trust each other such that each Employee acts in an honest, friendly and proactive way with a responsible attitude and high moral standard.

(a)	Harassment Prevention

The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-Employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

(b)	Discrimination Prevention

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination on the grounds of race, color, religion, national origin, sex (including pregnancy), age, disability, marital status or other characteristics protected by law.

(c)	No Alcohol and Smoking

The Company is committed to maintaining a non-smoking workplace. Smoking is prohibited on the premises of the Company including bathrooms.

Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except when expressly allowed at functions or at events sponsored by the Company or permitted by the Company.

(d)	Violence Prevention

The Company considers the safety and security of its Employees to be vitally important. The Company does not tolerate violence, hostility, or threats of violence at its workplace.

(e)	Protection of Privacy of Employees

The Company is committed to giving due respect to the privacy of its Employees. The Company shall refrain from interfering with or paying undue attention to the personal lives of its Employees unless the personal actions and behaviors have a negative impact on the Employee’s work performance or the reputation and legitimate commercial interests of the Company.

(f)	Open Communication

The Company encourages open and honest communication about different views.

(g)	Valuing Employees as Important Assets

The Company believes its Employees are important assets and keys to its success. The Company is committed to establishing a fair and equal evaluation and incentive mechanism to maintain a stable and highly efficient working environment. The Company strives to maintain its success by providing opportunities that enable Employees to realize their values and careers.

(h)	Conflicts of Interest

The Company expects that each Employee will use his/her best efforts to discharge his/her duty in an honest and upright manner. This requires each Employee to avoid conflicts of interest between his/her personal interest and the interest of the Company. A conflict of interest occurs when an Employee’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. Employees should actively avoid any private interest that may influence their ability to act in the interests of the Company or that may make it difficult to perform their work objectively and effectively. For detailed provisions regarding conflicts of interest, please refer to Rules for Avoiding Conflicts of Interest.

4.3	Illegal or Improper Actions

Employees are prohibited to conduct illegal or improper actions, which include, without limitation:

•	any action that violates applicable laws or public interests;

•	engagement in malpractice or dereliction of duties;

•	failure to discharge responsibility, duty and obligation;

•	failure to disclose ancillary agreements or private agreements entered into with an agent, client, supplier or partner;

•	misrepresentations regarding personal experience or personal physical and medical conditions to the Company; and

•	disparaging the Company, other Employees or competitors of the Company without any legitimate ground.

4.4	Deception and Similar Violations of Rules

All Employees must be conscious of deceptive acts, misleading or false book entries and any other prohibited acts provided in Rules Prohibiting Side Agreements, Rules for Avoiding Conflicts of Interest and Rules for Use and Disclosure of Information. If an Employee becomes aware of any such acts, the Employee shall immediately report the act to the Company in accordance with Whistleblower Rules and Procedures stipulated in Section 10 of this Code.

5.	Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices or unduly impairing the commercial goodwill of its competitors.

6.	Illegal or Improper Payments

The Company’s business conduct is founded on the principle of “fair transaction.” Therefore, the Company and Employees can not offer kickbacks, bribe others, or secretly offer commissions or any other personal benefits in any form. During the course of promoting the Company’s products and services, if it is necessary to offer discounts to customers, such discounts must be given openly, evidenced by supporting documents and shall be reported to the accounting department for book entry.

7.	Public Disclosure, Financial Management, Accounting Procedures and Book Entries

7.1	Complete, Accurate and Timely Disclosure

Upon the completion of its initial public offering, the Company will be a public company which is required to report its financial results and other material information about its business to the public and the SEC. It is the Company’s policy to promptly disclose accurate and complete information regarding its business, financial condition and results of operations. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company endeavors to design, establish and operate an effective internal control over accounting and financial reporting to ensure that all transactions will be duly authorized and recorded, complying with the applicable laws. Internal control includes, without limitation, written policies and procedures, reviews and monitoring by various levels of management, budgetary control and many other examinations and settlements.

The Company is committed to designing and implementing a set of disclosure procedures to ensure that all information required to be disclosed by the relevant regulatory bodies and supervisory authorities will be disclosed.

Each Employee must be aware that it is not only the finance department’s responsibility, but also his/her responsibility to follow the internal control and disclosure procedures to ensure that the information disclosed is complete, full, accurate, timely and understandable. The Company requires every Employee to be familiar, and strictly comply, with its internal control and disclosure procedures.

Specifically, Employees shall adhere to the following guidelines, which include, without limitation:

•	All commercial transactions shall be duly authorized and relevant records must be true, complete and accurate in all material respects.

•	All accounting records and financial statements derived therefrom shall comply with applicable laws and regulations and shall not contain any false or misleading entries.

•	All Employees shall fully abide by the Company’s Records Retention Policy and act as required by the Company’s internal auditors or outside auditors.

•	No Employees shall withhold information required to be disclosed to the Company’s internal auditors or outside auditors or make false or misleading statements to the auditors.

•	Undisclosed or unrecorded funds, payments or receipts are strictly prohibited.

Employees shall promptly report any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

•	financial results that seem inconsistent with the performance of the underlying business;

•	transactions that do not seem to have an obvious business purpose; and

•	requests to circumvent ordinary review and approval procedures.

7.2	Public Communications

The Company places a high value on its credibility and reputation. What is written or said about the Company in the news media and investment community directly impacts its reputation, positively or negatively. The Company’s policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with its obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data.

(a)	Compliance with Regulation FD and Communications with Investment Community

The Company is strongly encouraged to follow the requirements of Regulation FD (“Fair Disclosure”) promulgated under the U.S. securities laws in the same manner as if it were a U.S. domestic reporting company. Regulation FD provides that, when a company discloses material, non-public information about the company to securities market professionals or shareholders (where it is reasonably foreseeable that the shareholders will trade on the information), that company must also instantaneously disclose the information to the public. “Securities market professionals” generally include analysts, institutional investors and other investment advisors.

Only the Investor Relations Manager is authorized to disclose information about the Company in response to requests from securities market professionals or shareholders. No Employee shall, without first obtaining explicit approval from the Investor Relations Manager, communicate directly with the investment community (including but not limited to shareholders, analysts, fund managers or potential investors) any information regarding the Company, regardless whether such information has been disclosed publicly or not. If an Employee receives a request for information from any securities market professionals or shareholders, he or she should promptly contact the Investor Relations Manager to coordinate a response to such request.

(b)	Communications with Media

No Employee shall communicate with any media, publicly or privately, without first consulting with the Company’s personnel responsible for releasing information. In the event any issue arises that may emerge as a potential public relations emergency, such as customer’s complaints written on a public forum, Employees shall immediately report such incident to the personnel responsible for releasing information.

If any member of the media asks for information about the Company or makes any other requests, Employees shall refer their inquiries or requests to the Company’s Investor Relations Manager.

For more detailed provisions regarding relationships with the media, Employees shall refer to Rules for External Communications by Senior Management and Other Employees to ensure that every Employee will act in accordance with the prescribed conduct rules.

8.	Business Partners, Suppliers and Clients

8.1	Procurement of Goods and Services

We guarantee fair dealings with our suppliers and we choose our suppliers through a fair evaluation of competitive bids. No Employee shall discriminate against or deceive a supplier. The decision to choose a particular supplier shall be made by reference to the price, service, quality and reputation of the supplier as considered in the context of the Company’s long-term commercial interests.

All Employees should endeavor to deal fairly and honestly with the Company’s suppliers. No Employee shall attempt to unduly influence the process of choosing a supplier or treat any particular supplier on a preferential basis that would damage the supplier assessment and selection process. Employees should not accept or solicit any personal gains from any supplier that might compromise, or appear to compromise, their objective assessment of the supplier. Employees shall hold the pricing or product information provided by the supplier or potential supplier in confidence. Execution of a supply agreement must be properly approved. A supply agreement must be specific as to the service and product involved, payment term, contract price and expenses, and the purchase price must be consistent with the service or products involved.

8.2	Gifts and Entertainment

The Company’s business is founded on the principle of “fair transaction.” Therefore, no Employee may receive kickbacks, bribe others, or secretly receive commissions or any other personal benefits. Appropriate business gifts and entertainment are welcome courtesies, however, giving or receiving gifts or entertainment is deemed by the Company as tending to impose an improper influence on a person.

No Employee or his/her family members shall receive gifts, services, touring arrangements and entertainment that may affect his/her judgment in fulfilling his/her obligations to the Company.

Each Employee must report to his/her departmental head any gifts offered and seek the departmental head’s approval prior to receiving such gifts. Each such case shall be filed with HR department at the same time. Any Employee who is faced with an inducement to any particular business decision shall report the case to his/her departmental head.

Employees may only accept gifts that do not carry any commercial value, such as a notepad or calendar. Employees should not accept gifts under the following circumstances if such gifts:

•	may result in any unnecessary or unwanted publicity of the Company;

•	may influence the Company or place the Company in a dilemma;

•	may obligate the recipient in any way; or

•	are in the form of cash or cash equivalents.

All gifts and entertainment expenses made on behalf of the Company must be properly accounted for in expense reports.

8.3	Relationships with Customers or Potential Customers

The Company’s business success depends upon its ability to cultivate lasting customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity. Specifically, each Employee should keep the following guidelines in mind when dealing with customers or potential customers:

•	Information the Company supplies to customers should be accurate to the best of its knowledge. Employees should not deliberately misrepresent information about the Company or its competitors to customers. Comments on its competitors or making comparisons thereof must be fair and accurate and based on publicly available information.

•	No Employee may enter into an ancillary agreement or private agreement with customers other than the Company’s standard form of agreement.

•	No Employee may directly or indirectly bribe government officials in any form for the purpose of acquiring or retaining certain customers.

8.4	Compliance with Relevant Requirements in the Company’s Other Policies

Employees must comply with other requirements related to business partners, suppliers and clients stipulated in the Company’s policies and rules other than this Code, including, without limitation, Rules Prohibiting Side Agreements.

9.	Confidentiality and Protection of Company Information and Assets

9.1	Use and Disclosure of Company Information

In order to:

(a)	ensure that all of the Company’s Employees keep in strict confidence the confidential information regarding business, technology and other aspects, as a property of the Company, without privately disclosing the aforesaid information to any third parties; and

(b)	comply with all applicable laws and regulations concerning “material non-public information,” protect the material, non-public information from being disclosed without authorization and guard against misuse of the “material non-public information” in transactions of the Company’s securities, the Company formulates and adopts Rules for Use and Disclosure of Information, which provides guidelines to the Employees in fulfilling their responsibilities regarding the confidentiality of information.

9.2	Protection of Company Assets

It is each Employee’s responsibility to safeguard the Company’s assets against damage, misuse, theft and inadvertent access by others and comply with all requirements related to the Company’s assets. The Company’s assets include, without limitation, information, technical materials, software, information systems, construction, equipment, files and cash.

The use of the Company’s assets is limited to the Company’s legitimate business purpose. Upon termination of employment, or at such time as the Company requests, an Employee must return to the Company all of its property without exception, including files and all forms of medium containing confidential information, including any and all duplicates.

All inventions, creative works, computer software, and technical or trade secrets developed by an Employee in the course of performing the Employee’s duties, or primarily through the use of the Company’s materials and technical resources while working at the Company, shall be treated as the intellectual property of the Company and, as confidential information, shall be protected by the Company’s Rules for Use and Disclosure of Information.

The Company respects the proprietary rights of other companies and requires its Employees to comply with the laws and regulations that protect such proprietary rights.

10.	Violations Reporting and Non-retaliation

10.1	Violations Reporting

In order to ensure that all Employees as well as other companies, organizations and individuals who deal with the Company have an effective channel to report non-compliance of the Code and related policies, the Company institutes Whistleblower Rules and Procedures. All Employees are obliged to report any known or suspected violations to designated departments according to the Whistleblower Rules and Procedures.

10.2	Non-Retaliation of Reporting

Retaliation by the Company or other Employees against an Employee who, in good faith, seeks help or reports known or suspected violations is strictly prohibited. However, malicious or vexatious reports or false allegations may result in disciplinary action. To eliminate fear of retaliation as a result of lawful and bona fide reporting of violations, the Company formulates and adopts the Rules Against Retaliation upon Reporting, which all Employees shall read carefully.

11.	Punishment for Violations of the Code and Related Policies

Any Employee who violates the Code and related policies will be subject to disciplinary action up to and including termination of employment. For details, please refer to Rules for Awarding and Punishing Employees. Conduct that violates the Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. The Employee, on behalf of himself/herself as an individual, is also legally liable for his/her conduct if such conduct violates applicable laws and regulations.

12.	Amendments and Waivers

12.1	Amendments

The Company’s Human Resources (or “HR”) Department may review this Code quarterly and propose amendments (if any) to the Board of Directors for its approval.

Amendments to the Code and related policies shall be distributed to all Employees in writing via e-mail or hard copy for acknowledgement. The Code shall be posted on the Company’s intranet website. In addition, the HR department shall conduct appropriate trainings as necessary and distribute updated versions of the Code to all Employees for execution of a written acknowledgement in the form attached as Appendix I hereto.

12.2	Waivers

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code may be made only by the Board, or the appropriate committee of the Board.

13.	Inquiry about the Code

The Code is intended to clarify principles and standards concerning business conduct and serves as guidance for Employees. It is not intended to encompass every event that may arise from time to time. If an Employee encounters any events that are not covered by this Code or has any questions on any matters included in this Code, the Employees are encouraged to consult with the Company’s HR, legal and internal audit departments.

14.	Employees shall also comply with other internal rules in force and effect, from time to time, including, but not limited to, Rules for Avoiding Conflicts of Interest, Rules for Use and Disclosure of Information, Rules Prohibiting Side Agreements, Whistleblower Rules and Procedures and Rules Against Retaliation upon Reporting.

15.	Effective Date: July 1, 2005

Prepared and Revised by: Human Resources, Legal and Internal Audit Departments

Approved by: The Board of Directors on July 1, 2005

Appendix I

CERTIFICATION OF COMPLIANCE

Baidu Human Resources Department:

I acknowledge that I have received and read Code of Business Conduct and Ethics of Baidu.com, Inc. (the “Code”) and related policies, including Rules for Avoiding Conflicts of Interest, Rules for Use and Disclosure of Information, Rules Prohibiting Side Agreements, Whistleblower Rules and Procedures and Rules Against Retaliation upon Reporting.

I hereby certify that I fully agree to adhere to the Code as well as the rules set forth in the above-referenced documents and other related policies of the Company.

I fully understand that I have an obligation to report to relevant departments any actual or suspected violations of the Code in accordance with this Code and related policies.

I fully understand that I have an obligation to review and comply with any amendments to this Code and related policies.

Employee Signature :
Employee Name :
ID Card Number:
Date: